Exhibit 99.1

Femasys Inc. Announces Financial Results for the Second Quarter Ended
June 30, 2023 and Provides Corporate Update

- Patient enrollment has commenced in landmark pivotal trial for lead product candidate, FemBloc®

- Three product approvals achieved in Canada for FemaSeed®, FemCerv® and FemCath® products during the second quarter

- Raised $3.9 million in a registered direct offering

ATLANTA, August 10, 2023 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company focused on meeting women’s unmet needs worldwide by developing a broad portfolio of innovative product candidates and products that include minimally invasive, in-office technologies for reproductive health, today announced financial results for the second quarter ended June 30, 2023 and provided a corporate update.

“The past quarter, we made significant, notable progress on all fronts to advance our synergistic programs in women’s health – from ushering forward the clinical development of our lead product candidates to broadening access to our complimentary diagnostic products by gaining additional commercial approvals,” said Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys. “We continue to successfully advance our lead product FemBloc for permanent birth control through the regulatory process with achievement of Investigational Device Exemption (IDE) approval from the United States Food and Drug Administration (FDA) for the landmark pivotal trial. Thereafter, we were very pleased to announce the rapid initiation of enrollment in this trial, a very important milestone achieved for Femasys, brining us closer to making this much needed non-surgical alternative available to women.”

Ms. Lee-Sepsick, continued, “Of note this quarter, we received three new product approvals in Canada, including for FemaSeed, the first-ever, first-line approach designed to deliver sperm directly where conception occurs, broadening our commercial offerings, as we strive to bring safe, accessible novel options to women. We are exploring potential partnerships to maximize the value of our approved and available assets as we remain focused on prioritizing our use of capital on advancing our critical product candidates to ensure continued progress.”

Second Quarter 2023 and Recent Corporate Highlights:

•
In August, Femasys announced the initiation of enrollment in a prospective multi-center pivotal trial for FemBloc INtratubal Occlusion for TranscervicAL PErmanent Birth Control (the “FINALE” trial), to investigate the safety and efficacy of its investigational permanent birth control candidate, FemBloc. The robust trial is designed to address the high unmet need that exists for women seeking permanent birth control for whom elective surgery remains the only option. It is intended to be a safer option for women and its cost is estimated to be substantially less than the long-standing surgical alternative by eliminating the need for anesthesia, incisions, and permanent implants.

•
In July, Femasys announced that the United States Patent and Trademark Office (“USPTO”) issued a Notice of Allowance for U.S. Patent Application 16/402,193 further strengthening Femasys’ intellectual property position and coverage for the Company’s therapeutic product candidate, FemBloc permanent birth control. Femasys expects the resulting patent, when issued, will have an anticipated expiration in 2039 at the earliest.

•
In June, Femasys announced the approval of an Investigational Device Exemption (IDE) from the United States Food and Drug Administration (FDA) to evaluate the safety and efficacy of FemBloc, a first-of-its-kind, non-surgical, non-implant, in-office solution for permanent birth control in the FINALE pivotal clinical trial. This prospective, multi-center, open-label, single-arm study design includes pregnancy rate as the primary endpoint. FemBloc has the potential to offer women a convenient and reliable option for permanent birth control.

•
In June, Femasys announced the appointment of Mr. Keith J. Kendall, former CEO of drug delivery company Aquestive Therapeutics and Mr. Alistair Milnes, COO of biopharmeutical company Bicycle Therapeutics, to its board of directors. Messrs. Kendall and Milnes replaced Mr. John Dyett and Mr. John Adams, both of whom have served as members of Femasys’ board of directors for over eight years. Mr. Kendall also replaced Mr. Dyett as Audit Committee Chair.

•	In April, May and June, respectively, Femasys received three product approvals for FemaSeed®, FemCerv® and FemCath® from Health Canada, the Public Health Agency of Canada.

•
In April, Femasys raised $3.9 million in a registered direct offering priced at-the-market under Nasdaq rules. The offering closed on April 20, 2023. The proceeds from this offering will be used for working capital and general corporate purposes and is expected to extend Femasys’ cash runway into the second quarter of 2024.

Second Quarter 2023 Financial Results

•
Research & Development expenses increased by $54,248 to $1,527,172 for the three months ended June 30, 2023 compared to $1,472,924 for the same period in 2022. The increase relates primarily to increased compensation and related personnel, professional and outside consultant costs, mostly offset by reduced clinical-related costs.

•
General and administrative expenses increased by $174,699 to $1,356,637 for the three months ended June 30, 2023 compared to $1,181,938 for the same period in 2022. The increase was largely due to increased professional costs, compensation and related personnel costs, partially offset by decreased facility and overhead costs.

•
Sales increased by $17,401 to $320,514 for the three months ended June 30, 2023 compared to $303,113 for the same period in 2022. The $17,401 net increase was largely attributable to international sales of $58,045 for the three months ended June 30, 2023 as compared to no international sales for the same period last year. U.S. sales decreased by $40,644, or 13.4%, for the three months ended June 30, 2023 as compared to the same period last year. U.S. units sold decreased by 13.0% for the three months ended June 30, 2023 as compared to the same period last year.

•
Sales and marketing expenses increased by $65,722 to $128,899 for the three months ended June 30, 2023 compared to $63,177 for the same period in 2022. The increase is largely due to increased marketing costs to promote our commercial efforts.

•
Cost of sales increased by $8,116 to $110,469 for the three months ended June 30, 2023 compared to $102,353 for the same period in 2022 mainly due to the increase in international sales which have lower gross margin. Gross margin percentage was 65.5% for the three months ended June 30, 2023 as compared to 66.2% for the three months ended June 30, 2022.

•
Net loss was $2,893,508 or $0.22 per basic and diluted share attributable to common stockholders, primarily reflecting the factors noted above, for the three months ended June 30, 2023, compared to $2,634,101, or $0.22 per basic and diluted share attributable to common stockholders, for the same period ended June 30, 2022.

•
Cash and cash equivalents as of June 30, 2023 and December 31, 2022, were $10,705,017 and $12,961,936, respectively. Based on our current operating plan, our existing cash and cash equivalents are expected to be sufficient to fund our ongoing operations into the second quarter of 2024.

Year to Date 2023 (Six-Month) Financial Results

•
Research & Development expenses increased by $170,624 to $3,064,611 for the six months ended June 30, 2023 from $2,893,987 for the same period in 2022. The increase of $170,624 relates primarily to increased compensation and related personnel, professional and outside consultant costs, partially offset by reduced clinical-related costs.

•
General and administrative expenses increased by $42,481 to $2,671,774 for the six months ended June 30, 2023 compared to $2,629,293 for the same period in 2022. The increase was largely due to increased professional costs, partially offset by a decrease in facility and other overhead and insurance costs.

•
Sales decreased by $10,020 to $614,498 for the six months ended June 30, 2023 compared to $624,518 for the six months for the same period in 2022. The $10,020 decrease is entirely attributable to U.S. sales for the six months ended June 30, 2023 as compared to the same period last year; international sales remained consistent with $58,045 for both the six month periods ended June 30, 2023 and 2022. U.S. units sold decreased by 3.6% for the six month periods ended June 30, 2023 as compared to the same period last year.

•
Sales and marketing expenses increased by $241,755 to $373,795 for the six months ended June 30, 2023 compared to $132,040 for the same period in 2022 largely due to increased compensation and related personnel costs and marketing costs to promote our commercial efforts.

•
Cost of sales decreased by $9,439 to $215,589 for the six months ended June 30, 2023 compared to $225,028 for the same period in 2022. The decrease is largely due to prior investment in equipment and tooling, resulting in reduced labor in certain manufacturing processes, and reduced material costs. Gross margin percentage was 64.9% for the six months ended June 30, 2023 as compared to 64.0% for the same period in 2022. Gross margins improved mainly due to manufacturing efficiencies.

•
Net loss was $5,839,765 or $0.47 per basic and diluted share attributable to common stockholders, primarily reflecting the factors noted above, for the six month period ended June 30, 2023, compared to $5,517,131, or $0.47 per basic and diluted share attributable to common stockholders, for the same period ended June 30, 2022.

FEMASYS INC.
Balance Sheets
(unaudited)

Assets	June 30, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$10,705,017	12,961,936
Accounts receivable, net	155,746	77,470
Inventory, net	581,474	436,723
Other current assets	587,828	655,362
Total current assets	12,030,065	14,131,491
Property and equipment, at cost:
Leasehold improvements	1,195,637	1,195,637
Office equipment	99,344	99,344
Furniture and fixtures	419,303	419,303
Machinery and equipment	2,628,509	2,572,243
Construction in progress	384,888	413,843
	4,727,681	4,700,370
Less accumulated depreciation	(3,472,349)	(3,217,319)
Net property and equipment	1,255,332	1,483,051
Long-term assets:
Lease right-of-use assets, net	162,006	319,557
Intangible assets, net of accumulated amortization	970	3,294
Other long-term assets	865,588	958,177
Total long-term assets	1,028,564	1,281,028
Total assets	$14,313,961	16,895,570

(continued)

FEMASYS INC.
Balance Sheets
(unaudited)

Liabilities and Stockholders’ Equity	June 30, 2023	December 31, 2022
Current liabilities:
Accounts payable	$546,877	510,758
Accrued expenses	536,830	456,714
Note payable	—	141,298
Clinical holdback - current portion	88,738	45,206
Lease liabilities – current portion	209,098	373,833
Total current liabilities	1,381,543	1,527,809
Long-term liabilities:
Clinical holdback - long-term portion	56,245	96,658
Lease liabilities – long-term portion	—	28,584
Total long-term liabilities	56,245	125,242
Total liabilities	1,437,788	1,653,051
Commitments and contingencies Stockholders’ equity:
Common stock, $.001 par, 200,000,000 authorized, 15,190,376 shares issued and 15,073,153 outstanding as of June 30, 2023; and 11,986,927 shares issued and 11,869,704 outstanding as of December 31, 2022	15,190	11,987
Treasury stock, 117,223 shares	(60,000)	(60,000)
Warrants	1,918,103	567,972
Additional paid-in-capital	110,977,150	108,857,065
Accumulated deficit	(99,974,270)	(94,134,505)
Total stockholders’ equity	12,876,173	15,242,519
Total liabilities and stockholders' equity	$14,313,961	16,895,570

FEMASYS INC.
Statements of Comprehensive Loss
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	$320,514	303,113	614,498	624,518
Sales	110,469	102,353	215,589	225,028
Cost of sales	210,045	200,760	398,909	399,490
Gross margin
Operating expenses:	1,527,172	1,472,924	3,064,611	2,893,987
Research and development	128,899	63,177	373,795	132,040
Sales and marketing	1,356,637	1,181,938	2,671,774	2,629,293
General and administrative	133,299	142,684	266,365	286,883
Depreciation and amortization	3,146,007	2,860,723	6,376,545	5,942,203
Total operating expenses	(2,935,962)	(2,659,963)	(5,977,636)	(5,542,713)
Loss from operations
Other income (expense):
Interest income	42,652	26,745	139,741	29,199
Interest expense	(198)	(883)	(1,870)	(3,617)
Other income (expense), net	42,454	25,862	137,871	25,582
Net loss	$(2,893,508)	(2,634,101)	(5,839,765)	(5,517,131)

Net loss attributable to common stockholders, basic and diluted	$(2,893,508)	(2,634,101)	(5,839,765)	(5,517,131)
Net loss per share attributable to common stockholders, basic and diluted	$(0.22)	(0.22)	(0.47)	(0.47)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	13,107,590	11,812,988	12,493,334	11,808,601

About FemaSeed®

FemaSeed is a first-of-its-kind infertility solution in development for directional intrauterine insemination that delivers sperm to the fallopian tube where conception occurs. It is intended to augment natural fertilization and provide a first-line treatment option for infertility. FemaSeed is designed to be less invasive and more affordable than assisted reproduction, such as in vitro fertilization (IVF) or intracytoplasmic sperm injection (ICSI).

About FemBloc®

FemBloc® is a first-of-its-kind, non-surgical, non-implant, in-office solution in late-stage clinical development for permanent birth control. It is intended to be a safer option for women and its cost is estimated to be substantially less than the long-standing surgical alternative by eliminating the need for anesthesia, incisions, and permanent implants. FemBloc has the potential to offer a convenient, accessible, and reliable option to women seeking permanent birth control. For over 100 years, there has been stagnant innovation in the area of permanent birth control; this could lead to a $20 billion market expansion opportunity for FemBloc in the U.S. alone. For more information, visit www.FemBloc.com.

About FemVue® FemVue is the first FDA-cleared product that creates natural saline and air contrast and enables safe, reliable, and real time evaluation of the fallopian tubes with ultrasound. When performed with a uterine cavity assessment, a more comprehensive exam can be achieved from the comfort of the GYN’s office.

About FemCath®

FemCath is the first FDA-cleared product that allows for selective evaluation of the fallopian tubes by using in conjunction with the FemVue device. The ultrasound-based diagnostic test is part of an infertility evaluation, which is essential prior to any infertility treatment, including with our other biomedical solution in development, FemaSeed.

About FemCerv®

FemCerv is the first FDA-cleared product that allows for the capture and protection of a comprehensive 360-degree endocervical tissue sample in a relatively pain-free office visit. FemCerv features an expandable collection chamber that is exposed during sampling and closed during removal for containment of cervical cells and tissue for diagnosis of cervical cancer.

About Femasys

Femasys Inc. is a biomedical company focused on meeting women’s unmet needs worldwide by developing a broad portfolio of innovative product candidates and products that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates in late-stage clinical development are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company has developed diagnostic products that complement these two lead product candidates for which it has achieved regulatory approvals to market in the U.S., Canada and other countries outside the U.S and are commercial ready with in-house manufacturing capabilities. The Company’s diagnostic products include FemVue® for fallopian tube assessment by ultrasound, which can be used in conjunction with FemCath®, an intrauterine catheter for selective fallopian tube evaluation, and FemCerv®, an endocervical tissue sampler for cervical cancer diagnosis. FemaSeed, FemCerv, and FemCath have also received product approval in Canada. Learn more at www.femasys.com, or follow us on Twitter, Facebook and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:

Investors
Chuck Padala
LifeSci Advisors, LLC
917-741-7792
chuck@lifesciadvisors.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com